Exhibit 99.1

NEWS

ACCESS ANYTIME BANCORP, INC.

For Immediate Release:

(Albuquerque, New Mexico) April 29, 2003

First Quarter Earnings Reported at $267,221 ($.19 per share) compared to the prior year first quarter earnings of $258,554 ($.19 per share).

Access Anytime BanCorp, Inc., the holding company (Company) for FIRSTBANK (Bank), reported first quarter earnings of $267,221 ($.19 per diluted share).  The first quarter earnings compared to the first quarter of 2002 earnings of $258,554 ($.19 per diluted share) an increase of $8,667.

Net interest income before provision for loan losses increased by 7.2% to $1,766,258 in the three-month period ended March 31, 2003, compared to $1,648,073 for the same period in 2002.  The increase in net interest income before provision for loan losses was primarily due to a decrease in interest expense of $193,397 or 14.7%.

The allowance for loan losses is based on such factors as the amount of non performing assets, historical loss experience, regulatory policies, general economic conditions, the estimated fair value of the underlying collateral and other factors which may affect the collectibility of loans.  During the first quarter of 2003, the provision for loan losses was $142,000 reduced from $168,000 in the first quarter of 2002.

During the three-months ended March 31, 2003, non interest income increased by $409,321 to $786,291 compared to $376,970 in 2002, an improvement of 108.6%.  The increase in non interest income for the quarter ended March 31, 2003 as compared to the same quarter in 2002 was due to an increase in other income, loan servicing and other fees, and gain on loan sales of $17,163, $49,256, and $342,902, respectively.

Non interest expense increased to $1,938,481 from $1,440,021 for the quarter ended March 31, 2003 compared to the same quarter in 2002.  The $498,460 increase in non interest expense was primarily due to an increase in salaries and employee benefits, occupancy expense, and other expenses.

Income before income taxes for the quarter was $472,068, an increase of $55,046 or 13.2% over the first quarter of 2002.  The federal and state income tax expense for the quarter was $204,847 compared to the prior year first quarter of $158,468 an increase of $46,379 or 29.3%.

Total assets for the Company were $197 million, an increase of $4.6 million or 2.4% from December 31, 2002 to March 31, 2003.  The increase in assets was primarily due to an increase of approximately $6 million in loans held-for-sale.  Total deposits were $158 million March 31, 2003.

The Bank’s total equity was $19,917,411 at quarter’s end.  The regulatory ratios for a well-capitalized financial institution under the current regulatory framework are:  (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk Capital.  The quarter-end ratios were 14.5%, 9.43% and 13.91% respectively, all of which exceed those standards.

FIRSTBANK currently has offices in Albuquerque, Clovis, Gallup and Portales, New Mexico.  The Company’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties.  Such forward-looking statements are made pursuant to the “safe-harbor” provisions of Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management.  A variety of factors could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements.  Further discussion is contained in the Form 10-QSB.

Contact:	NR Corzine, Chairman, Chief Executive
PO Box 16810
Albuquerque, New Mexico 87191-6810
Phone 505-299-0900

Date:  April 29, 2003

News:  Immediate Release

Access Anytime BanCorp, Inc. (Nq)

		Net (Mill)	% CHG	Per Share		% CHG
				Curr	Prev

AABC (Nq)	Q3/31	.27	3.19		.19	-0	-